                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                         ADVANCED RADIO TELECOM CORP.
            ------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

            ------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount previously paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

              [Logo of Advanced Radio Telecom Corp. Appears Here]

                        500 108th Avenue NE, Suite 2600
                           Bellevue, Washington 98004

                               ----------------

                    Notice of Annual Meeting of Stockholders

                               ----------------

                                 June 14, 2000

   Our 2000 annual meeting is being held at the Woodmark Hotel, 1200 Carillon Point, Kirkland, Washington 98033, on June 14, 2000 at 9:00 a.m. PDT. The purposes of the annual meeting are to:

  1. Approve the issuance of shares in payment for licenses and other assets of BroadStream Communications Corporation and affiliates.

  2. Elect two Class I directors.

  3. Attend to any other business properly presented at the annual meeting.

   Only stockholders of record at the close of business on May 5, 2000 can vote at the meeting. To grant a proxy to vote your shares, you must complete and return the enclosed proxy card.

   The board of directors recommends that you vote in favor of Proposal 1 and for the election of the nominees for director.

                                          By Order of the Board of Directors

                                          Thomas M. Walker

                                          /s/ Thomas M. Walker
                                          Secretary

Bellevue, Washington
May 9, 2000

   Please vote your shares promptly. Whether or not you plan to attend the annual meeting in person, please complete, sign and return the enclosed proxy card. If stockholders do not return proxies in sufficient numbers, we will have to incur the expense of follow-up solicitations.

                          Advanced Radio Telecom Corp.

                               ----------------

                                Proxy Statement

                               ----------------

                Information About the Annual Meeting and Voting

Time and Place of Meeting

   The annual meeting of stockholders will be held on June 14, 2000, at 9:00 a.m. PDT at the Woodmark Hotel, 1200 Carillon Point, Kirkland, Washington 98033 and at any adjournment.

Voting Rights and Votes Required

   Our stockholders who hold their shares of record as of the close of business on May 5, 2000 are entitled to vote at the annual meeting. On the record date there were approximately 29,178,863 shares of our common stock outstanding entitled to vote at the annual meeting and 2,234,607 shares of our Series A voting preferred stock outstanding and entitled to vote at the annual meeting. Each share of our Series A voting preferred stock entitles its holder to ten
(10) votes per share, which represents the number of shares of common stock into which it is convertible.

   The proposal to approve the issuance of shares in payment for licenses and other assets of BroadStream Communications Corporation and its affiliates, or the BroadStream proposal, must be approved by a majority of the votes cast on that proposal. The nominees who receive the greatest number of votes properly cast for the election of directors will be elected directors.

Voting Your Shares and Changing Your Vote

   To be voted, your proxy must be completed, signed and returned to us prior to voting at the annual meeting. If you are a registered stockholder (that is, if you hold your stock in your own name), you may also vote by proxy by telephone or electronically through the Internet by following the instructions included with your proxy card. If you hold your shares in "street name," the materials sent to you by your broker will tell you if you are able to vote by telephone or electronically. You may revoke a proxy at any time before it is voted by:

  . delivering to us another properly signed proxy relating to the same shares dated a later date,

  . casting another proxy vote relating to the same shares by telephone or the internet at a later date,

  . otherwise delivering a written notice to our secretary, dated a later date, stating that the proxy is revoked, or

  . attending the annual meeting or any adjournment and voting the shares covered by the proxy in person. Attendance at the annual meeting will not, by itself, revoke your proxy.

   At the meeting, we will vote all proxies received in time and not revoked. Unless you instruct us otherwise, we will vote your proxy to:

  .  approve the BroadStream proposal, and

  .  elect the nominees for Class I director.

How Proxies Are Counted

   Our election inspector will count votes cast by proxy or in person. The election inspector will count shares represented by proxies that reflect abstentions and so-called broker non-votes as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Broker non-votes are shares represented at the meeting held by brokers or nominees as to which (a) instructions have not been received from the beneficial owners or persons entitled to vote, and (b) the broker or nominee does not have the discretionary voting power on a particular matter. Abstentions and broker non-votes will have no effect on the outcome of voting on the BroadStream proposal or on the election of directors.

Cost of Solicitation

   We will bear the cost of soliciting proxies. We will solicit proxies by mail, telephone, facsimile or otherwise, and some of our officers and employees may assist in the solicitation without additional compensation. We will reimburse brokers for their reasonable charges and expenses in forwarding solicitation materials to beneficial owners.

                      Where You Can Find More Information

   The Securities Exchange Act of 1934 requires us to file reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain more information about the public reference facilities by calling the SEC at 1-800-SEC-0330. In addition, you may access such reports, proxy statements and other information electronically by means of the SEC's web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market under the symbol "ARTT," and you may also inspect copies of any documents filed with the SEC at the offices of Nasdaq, 1735 K Street, Washington, D.C. 20006.

Incorporation by Reference

   The Exchange Act allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This proxy statement incorporates by reference the following documents that we have previously filed with the SEC:

  . Items 7, 7A, 8 and 9 of ART's Annual Report on Form 10-K for the year ended December 31, 1999, filed March 30, 2000.

   This proxy statement also incorporates by reference additional documents that we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the annual meeting to the extent that such additional documents update information incorporated by reference.


Obtaining Copies From ART

   You may obtain copies of documents incorporated by reference in this proxy statement (except exhibits to those documents which are not specifically incorporated by reference into a publicly filed document), without charge, upon written or oral request to Advanced Radio Telecom Corp., 500 108th Avenue, NE, Suite 2600, Bellevue, WA 98004, Attention: Investor Relations (telephone number
(425) 688-8700).

                   Note Regarding Forward-looking Statements

   Some statements about us and our industry under the captions "Questions and Answers" and "Approval of the Issuance of Common Stock in Connection with the BroadStream Transaction" and elsewhere in this proxy statement are "forward-looking statements." There are also forward-looking statements in the information incorporated by reference. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements that are not historical facts. When we use the words "estimate," "project," "believe," "anticipate," "intend," "plan," "expect" and similar expressions in this document and in the incorporated documents, we generally intend to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those in the risk factors identified in ART's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and other documents filed with the SEC, actual results could differ materially from those expressed or implied by the forward-looking statements. We do not undertake any obligation to publicly update forward-looking statements to reflect new information or future events or otherwise.

                               Table of Contents

                                                                          Page
                                                                          ----
Information About the Annual Meeting and Voting..........................   i

Where You Can Find More Information......................................  ii

Note Regarding Forward-looking Statements................................ iii

Questions and Answers....................................................   1

Proposal 1: Approval of the Issuance of Common Stock in Connection With
 the BroadStream Transaction.............................................   4

Election of Directors....................................................  12

Compensation and Related Matters.........................................  15

Security Ownership of Certain Beneficial Owners and Management...........  21

Description of Capital Stock.............................................  25

Stockholder Proposals....................................................  28

Other Business...........................................................  29

                             Questions and Answers

   The following questions and answers are designed to help you understand the BroadStream proposal and the proxy voting process. These questions and answers only highlight information in this proxy statement. We strongly encourage you to read the full text of this proxy statement and the documents which we have filed with the SEC. For information on how to obtain these documents, see "Where You Can Find More Information" on page ii.

Q.What licenses and other assets will you acquire from BroadStream and affiliates?

A.Under our agreement with BroadStream Communications Corporation and several of its affiliates, or the sellers:

  . we agreed to acquire from the sellers 266 39 GHz licenses, or the first licenses, granted by the Federal Communications Commission and BroadStream's trade names and marks;

  . we have an option to acquire, and the sellers have the right to require us to buy, up to an additional 102 39 GHz licenses, or the future licenses, if the sellers receive final orders of renewal from the FCC;

  . we have also agreed to loan BroadStream up to $30 million to finance network construction and other expenses, which they must repay no later than 90 days after closing of the sale of the first licenses; and

  . the sellers have also agreed to sell to us any licenses which they or their affiliates are granted or acquire or which they have a right to acquire during the two-year period ending April 14, 2002, or the option licenses.

   We refer to these transactions throughout this proxy statement together as the BroadStream transaction.

Q.How much stock will be issued?

A.The number of shares of common stock issued in the BroadStream transaction will be determined by a formula based on 1.25 times the total population covered by the licenses acquired divided by 36.00. The maximum number of shares of stock that will be issued if we acquire all first licenses is 7,575,898 and if we acquire all future licenses is 2,168,550. We will pay an additional 416,667 shares for the first licenses on the 91st day after the closing if the sellers are not in breach of any material obligation under the agreement or related documents. We refer to the 10,161,115 shares issuable for the first and future licenses throughout this proxy statement as the consideration.

   Since we do not know which, if any, licenses the sellers will be granted or will acquire in the next two years or whether we will elect to purchase any of those licenses, we cannot predict how many shares, if any, will be required for any option licenses.

Q.What percentage ownership interest will the sellers acquire?

A.If we purchase all of the first licenses and future licenses we will issue to the sellers approximately 14.4% of our common stock on a fully diluted basis.

Q.Why are you proposing this acquisition?

A.Consolidating 39 GHz spectrum licenses and increasing spectrum depth in our key markets are important strategic goals of ART. Over two-thirds of the BroadStream licenses expire in 2006 or later, supporting our long-term growth opportunities in both our top 40 markets and secondary markets. BroadStream has a significant national footprint of 39 GHz spectrum. If we acquire all of the first licenses and future licenses, the number of licenses we own will grow from 351 to 719, substantially increasing the depth and breadth of our nationwide spectrum. The BroadStream licenses include 49 licenses in the top 50 markets in the United States, supplementing our existing 74 licenses in those markets. The additional spectrum depth will allow ART to build higher margin and higher bandwidth products, including gigabyte Ethernet 1000 Mbps metro networks and dedicated OC-12 links that provide customers with connectivity at speeds up to 622 Mbps. This acquisition would also enhance the breadth of our spectrum coverage, expanding ART's long-term development of nationwide IP broadband metro networks in secondary markets.

Q.Is the acquisition fair from a financial point of view?

A.Our directors think so. Our board received a written opinion of Chase Securities Inc. dated April 11, 2000 to the effect that, as of that date, and based on the assumptions made, matters considered and limits of review set forth in its opinion, the consideration to be paid by ART under the BroadStream transaction was fair, from a financial point of view, to ART.

Q.Why are you seeking stockholder approval?

A.The rules of the National Association of Securities Dealers require a Nasdaq National Market company like ART to receive stockholder approval before issuing common stock that represents 20% or more of the company's outstanding common stock as consideration for an acquisition. Because the maximum number of shares of common stock which may be issued in the BroadStream transaction is more than 20% of our outstanding common stock, we must obtain the approval of our stockholders.

Q.What has to happen in order for the acquisition to occur?

A.Our stockholders must approve the BroadStream proposal, and the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act must expire or be terminated. The FCC must issue final orders approving the transfer of the first licenses, and several other regulatory agencies must also grant approvals. In the case of the future licenses, the FCC must have issued final orders renewing those licenses. There are a number of other customary closing conditions.

Q.Can either party choose not to complete the sale?

A.We or the sellers, individually or as a group, may terminate the agreement only:

  .  if we mutually agree;

  . if the other party has not satisfied its closing conditions by June 14, 2001, which can be extended for 45 days if we are waiting for an order of the FCC to become final;

  . if the other party breaches any representation, warranty, covenant or agreement which cannot be cured before closing and which would result in failure to satisfy one or more conditions to closing; or

  .  if ART's stockholders do not approve the BroadStream proposal.

Q.What will happen if the stockholders do not approve the acquisition proposal?

A.Because we cannot issue shares of stock without stockholder approval, we will have to terminate the agreement if our stockholders do not approve the BroadStream proposal. In addition, we will be required to forgive amounts loaned to BroadStream under the bridge loan.

Q.What do I need to do now?

A.Indicate on your proxy card how you want to vote and sign, date and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the annual meeting.

Q.May I vote in person?

AYes. You may attend the meeting and vote your shares in person rather than signing and mailing your proxy card.

Q.May I change my vote after I have voted my proxy?

A.Yes. You may change your vote at any time before your proxy is voted at the annual meeting by following the instructions as detailed in "Voting Your Shares and Changing Your Vote" on page i. Before your proxy is voted, you may submit a new proxy or you may attend the meeting and vote in person.

Q.If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A.Your broker will vote your shares of common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted.

Q.How does the board of directors recommend that I vote?

A.The board of directors has carefully considered the BroadStream proposal, has determined that it is in the best interests of ART and its stockholders and unanimously recommends that you vote for the BroadStream proposal and the election of the nominees as directors.

                    Proposal 1: Approval of the Issuance of
          Common Stock in Connection With the BroadStream Transaction

   You are being asked to vote on a proposal to approve the issuance of common stock as consideration for the transactions contemplated by the asset purchase agreement entered into by ART and BroadStream Corporation, BroadStream Communications Corporation, Commco, LLC, Commco Partners, LLC and Scott Reardon on April 14, 2000.

Description of the BroadStream Transaction

Asset Purchase Agreement

   First Licenses. We have agreed to acquire from the sellers 266 39GHz licenses, or the first licenses, granted by the Federal Communications Commission and BroadStream's trade names and marks. If we acquire all of the first licenses, we will issue to the sellers a total of 7,575,898 shares of common stock. The number of shares of common stock issued will be determined by a formula based on 1.25 times the total population covered by the first licenses acquired divided by 36.00. We will issue the sellers an additional 416,667 shares of our common stock 91 days after the closing if the sellers remain in compliance with the material terms of the transaction documents.

   Future Licenses. We have an option to acquire, and the sellers have the right to require us to buy, up to an additional 102 39 GHz licenses, or the future licenses, if the sellers receive final orders of renewal from the FCC. If we acquire all of the future licenses, we will issue to the sellers a total of 2,168,550 shares of common stock. The number of shares of common stock issued will be determined using the same formula as the first licenses.

   Options. As part of the agreement, we will also have the right to purchase any 39 GHz licenses obtained by Scott Reardon and his affiliates during the two-year period ending April 14, 2002. Scott Reardon controls, directly or indirectly, all of the seller companies. The number of shares of common stock issued as consideration for these option licenses will be determined by a formula based on 1.25 times the total population covered by the option licenses divided by 36.00. This is the same formula used to determine the purchase price of the first licenses and the future licenses.

   Representations and Warranties. In the asset purchase agreement, the sellers make a number of representations to us about themselves and their qualification to perform their obligations under the agreement. In addition, we make a number of representations and warranties to the investors that are standard in contracts of this type. Our representations and warranties are statements about ART and its business, including descriptions of our current corporate structure and our qualification to perform our obligations under the asset purchase agreement.

   Circumstances Under Which The Sellers or ART Can Terminate the Agreement. We can agree with the sellers to terminate the agreement at any time. In addition, either party may terminate the agreement without the agreement of the other party:

  . if the other party has not satisfied its closing conditions by June 14, 2001, which can be extended for 45 days if we are waiting for an order of the FCC to become final;

  . if the other party breaches any representation, warranty, covenant or agreement which cannot be cured before closing and which would result in failure to satisfy one or more conditions to closing; or

  .  if ART's stockholders do not approve the BroadStream proposal.

   Closing Conditions. The asset purchase agreement contains a number of conditions that must be met before either ART or the sellers will be obligated to close the acquisition, including the following:

  . ART must receive the approval of at least a majority of the votes cast on the BroadStream proposal at the annual meeting;

  . the representations and warranties of each party must be true and correct in all material respects as of the closing date;

  . each party must have performed its obligations under the agreement in all material respects and obtained all consents and permits that are required to be obtained by closing;

  . ART and BroadStream must give information and materials to the Federal Trade Commission and the Department of Justice as required by the Hart-Scott-Rodino Act, and all applicable waiting periods under the act must be satisfied (the requirements of the act are more fully described under "Regulatory Approvals" on page 7);

  . as a condition to ART's obligation to close, the FCC must have authorized the transfer to ART of the first and future licenses that are to be transferred at the first closing; and

  . as a condition to the sellers' obligation to close, ART must have provided a tax representation certificate and a signed registration rights agreement and delivered the consideration.

   Standstill Agreement and Transfer Restrictions. The sellers have agreed that from April 14, 2000 until the three year anniversary of the closing date, they and their affiliates will not acquire additional shares of our capital stock or otherwise take actions to influence or control ART. During the term of the standstill agreement, the sellers may not transfer any of our equity securities except for transfers:

  . among the sellers and their affiliates, if the transfers are in accordance with any applicable federal and state securities laws and if the transferee agrees to be bound by any transfer restrictions on the shares;

  . that are permitted by the registration rights agreement described above and in accordance with that agreement, provided that no individual holds more than 5% of ART's outstanding common stock as the result of such a transfer;

  .  pursuant to a merger involving ART;

  .  in connection with a tender offer approved by our board of directors;

  .  to the public under Rule 144 under the Securities Act of 1933;

  . to financial institutions, provided that no one financial institution holds more than 5% of ART's outstanding common stock as the result of such a transfer; or

  . to Bear Stearns & Co., its affiliates and other broker-dealers that we approve, provided that the transferee agrees not to make any further transfers except those that would otherwise be permitted under the agreement.

Bridge Loan

   We will loan BroadStream up to $30 million for the construction of networks and other expenditures. The bridge loan will be due and payable no later than 90 days after the closing of the asset acquisition and will be guaranteed by Commco Partners, LLC and Scott Reardon. The bridge loan will be secured initially by the stock of BroadStream Communications Corporation and its wholly-owned subsidiary, BroadStream Corporation. After closing, the bridge loan will be secured by a pledge of our common stock issued to the sellers in the BroadStream transaction in an initial amount equal to three times the then outstanding amount of the bridge loan. If the fair market value of the pledged stock is, at any time, less than two times the amount of the then outstanding amount of the bridge loan, the sellers will increase the number of shares pledged to meet the required amount. If our stockholders do not approve the BroadStream transaction and the asset purchase agreement is terminated, we must forgive all amounts then outstanding under the bridge loan.

Stock Pledge Agreements

   BroadStream's obligations under the loan and the guarantee by Commco Partners, LLC of those obligations are secured by a pledge of the stock of BroadStream Communications Corporation and BroadStream Corporation. Under the pledge agreement between ART and BroadStream, BroadStream has granted to ART a security interest in all of the stock of BroadStream Corporation, its wholly-owned subsidiary. Under the pledge agreement between ART and Commco Partners, LLC, Commco Partners, LLC has granted to ART a security interest in all of the stock of BroadStream, a wholly-owned subsidiary of Commco Partners, LLC.

   ART and the sellers have also agreed to enter into additional pledge agreements at the time of the closing of the acquisition. These additional pledge agreements will provide for the pledge by the sellers of shares of our common stock issued in the transaction to secure the continuing obligations of BroadStream under the loan, in an initial amount equal to three times the outstanding amount of the loan.

Registration Rights Agreement

   We have agreed to enter into a registration rights agreement with the sellers at the closing of the acquisition. The registration rights agreement will entitle the holders of a majority of the shares issued in this acquisition at any time after the closing until the fifth anniversary of the closing, to require that we register those shares, under the Securities Act of 1933, so long as the market value of the shares registered at that time is at least $25 million. The holders may not request more than one registration during any twelve-month period following the closing, and we are not obligated to file more than one registration in any six-month period. Additionally, during the first twelve-month period following the closing, we are not obligated to register shares with a market value of more than $100 million. We also may, once in each twelve-month period, postpone the filing or the effectiveness of such a registration if our board of directors determines in good faith that such registration is likely to have an adverse effect on the Company.

   The holders of the securities to be issued in the BroadStream transaction are also entitled to include their shares of our common stock in any registered offering we complete either on our behalf or on behalf of other holders of our securities, subject to certain restrictions. This agreement terminates when all securities to which it applies have been registered or five years from the closing of the acquisition, whichever is earlier.

Management Agreement

   ART has entered into a management agreement with each of the sellers that currently owns or has the right to acquire licenses for 39 GHz radio systems. Under the management agreement, ART will operate and manage the radio systems in a manner consistent with the sellers' obligations in connection with the licenses, and under federal and state laws. Whenever ART acquires a license, the management agreement terminates with respect to that particular license. Additionally, either party can terminate the management agreement if the asset purchase agreement is terminated.

Reasons for Engaging in the BroadStream Transaction

   Consolidating 39 GHz spectrum licenses and increasing spectrum depth in our key markets are important strategic goals of ART. Over two-thirds of the BroadStream licenses expire in 2006 or later, supporting our long-term growth opportunities in both our top 40 markets and secondary markets. BroadStream has a significant national footprint of 39 GHz spectrum licenses. If we acquire all of the first licenses and future licenses, the number of licenses we own will increase from 351 to 719, substantially increasing the depth and breadth of our nationwide spectrum. These BroadStream licenses include 49 licenses in the top 50 markets in the United States, supplementing our existing 74 licenses in those markets. The additional spectrum depth will allow ART to build higher margin and higher bandwidth products, including larger Fast Ethernet 100 Mbps metro networks and dedicated OC-3 links that provide customers with connectivity at speeds up to 155 Mbps. This acquisition would also enhance the breadth of our spectrum coverage, expanding ART's long-term development of nationwide IP broadband metro networks in secondary markets.

Vote Required for Approval of the BroadStream Proposal

   The BroadStream proposal must be approved by a majority of the votes cast with regard to this acquisition.

Tax Consequences

   The acquisition is intended to qualify as a tax free reorganization under the Internal Revenue Code. Accordingly, no gain or loss will generally be recognized by ART or the sellers as a result of the acquisition, and the tax basis of the assets acquired will remain unchanged.

Regulatory Approvals

   The acquisition will require approval from the FCC for transfer of the licenses. ART and the sellers have agreed to make required filings with the FCC and to obtain all other necessary consents and approvals.

   Under the Hart-Scott-Rodino Act, ART and the sellers must give information and materials to the Federal Trade Commission, or FTC, and the Department of Justice, as required by the Hart-Scott-Rodino Act and a required waiting period must either expire or be terminated by the FTC. The FTC has the authority to challenge the acquisition on antitrust grounds by seeking a federal court order enjoining the transaction pending an administrative hearing.

Reason for Seeking Stockholder Approval

   Our common stock trades on the Nasdaq National Market. The rules of the National Association of Securities Dealers require a Nasdaq National Market company like ART to receive stockholder approval before selling or issuing common stock or stock convertible into common stock that represents 20% or more of the company's outstanding common stock. Because the maximum number of shares of common stock which may be issued in the acquisition is more than 20% of our outstanding common stock, we must obtain the approval of our stockholders. Assuming the conversion into common stock of all outstanding shares of our Series A and Series B preferred stock, the maximum number of shares of common stock which may be issued in the acquisition would represent approximately 14.4% of our outstanding shares of common stock.

Opinion of Chase Securities

   In April 2000, ART retained Chase Securities to act as ART's financial advisor for the purpose of delivering an opinion in connection with the proposed acquisition of assets from BroadStream Communications Corporation. At the April 11, 2000 meeting of ART's board of directors, Chase Securities delivered its oral opinion, subsequently confirmed in writing, to ART's board of directors, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its opinion, the consideration to be paid by ART under the BroadStream transaction was fair, from a financial point of view, to ART.

   The full text of Chase Securities' written opinion, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Chase Securities, is attached as Attachment A to this proxy statement. Stockholders are urged to read this opinion in its entirety. Chase Securities' opinion was provided for the use and benefit of ART's board of directors in its evaluation of the consideration, was directed only to the fairness to ART of the consideration to be paid by ART from a financial point of view, and does not constitute a recommendation as to how any stockholder should vote with respect to the issuance of ART common stock or any other related matters. This summary of Chase Securities' opinion is qualified in its entirety by reference to the full text of its opinion, which is attached to this proxy statement as Attachment A.

   In arriving at its opinion, Chase Securities, among other things:

  . reviewed a draft dated April 7, 2000 of the asset purchase agreement and related agreements;

  . reviewed certain publicly available business and financial information Chase Securities deemed relevant relating to ART and the industry in which it operates and certain publicly available business information Chase Securities deemed relevant relating to the first licenses and the future licenses and ART's licenses and the markets served by such first licenses and future licenses and ART's licenses;

  . reviewed certain internal non-public financial and operating data and forecasts provided to Chase Securities by the management of ART relating to its business as well as the amount and timing of the revenue and cash flow enhancements expected to result from the BroadStream transaction, which are referred to as the revenue enhancements, furnished to Chase Securities by ART;

  . discussed, with members of the senior management of ART, ART's operations, historical financial statements and future prospects, before and after giving effect to the BroadStream transaction and the revenue enhancements;

  . compared the financial and operating performance of ART with publicly available information concerning certain other companies Chase Securities deemed comparable and reviewed the relevant historical stock prices of ART's common stock and certain publicly traded securities of such other companies;

  . compared the proposed financial terms of the BroadStream transaction with the financial terms of certain recent acquisition transactions it deemed reasonably comparable to the transaction and otherwise relevant to Chase Securities' inquiry; and

  . made such other analyses and examinations as Chase Securities deemed necessary or appropriate.

   In rendering its opinion, Chase Securities assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with or reviewed by or for Chase Securities, or publicly available, for purposes of its opinion, including information furnished to Chase Securities by management of ART as to the number of pops covered by the first licenses and the future licenses and the number of channel pops associated with the first licenses and future licenses, and further relied upon the assurance of the management of ART that they were not aware of any facts that would make such information inaccurate or misleading. Chase Securities has neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of ART or of the Licenses, nor did

Chase Securities conduct a physical inspection of the properties or facilities of ART. Chase Securities assumed that the financial forecasts and the revenue enhancements provided to or discussed with Chase Securities by ART had been reasonably determined on bases reflecting the best currently available estimates and judgments of the management of ART as to the future financial performance of ART and the revenue enhancements. Chase Securities expressed no view as to such forecast or projection information or the assumptions on which they were based.

   For purposes of rendering its opinion, Chase Securities assumed that, in all respects material to its analysis, the representations and warranties of each party contained in the agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the asset purchase agreement and that all conditions to the consummation of the BroadStream transaction would be satisfied without waiver thereof. Chase Securities further assumed that all material governmental, regulatory or other consents and approvals would be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which any of ART or the sellers is a party, as contemplated by the asset purchase agreement, no restrictions would be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits of the BroadStream transaction. Chase Securities further assumed that the definitive asset purchase agreement and related agreements would not differ in any material respects from the draft thereof furnished to it.

   Chase Securities' opinion was necessarily based on market, economic and other conditions as they existed and could be evaluated on the date of its opinion. Chase Securities' opinion was limited to the fairness, from a financial point of view, to ART of the consideration, and Chase Securities expressed no opinion as to the merits of the underlying decision by ART to engage in the BroadStream transaction. Chase Securities expressed no opinion as to the prices at which ART's common stock will trade following the announcement or the consummation of the BroadStream transaction.

   Chase Securities was engaged by ART for purposes of delivering its opinion and did not participate in the structuring or negotiation of the terms of the BroadStream transaction or the consideration.

   The following is a summary of certain financial and comparative analyses performed by Chase Securities in arriving at its opinion.

   Comparable Transactions Analysis. Chase Securities reviewed certain publicly available information regarding NEXTLINK Communications, Inc.'s acquisitions of WNP Communications Inc. and NEXTBAND Communications Inc., which were both announced in January 1999.

   In examining these acquisitions, Chase Securities reviewed the purchase price paid in each transaction and calculated the implied price paid per covered pop, meaning the number of pops in the markets served by the licenses purchased in the transaction, which ranged from $2.62 to $6.10, and the implied price paid per megahertz adjusted covered pop, meaning the number of covered pops adjusted for the amount of spectrum in the markets served by those licenses, which ranged from $7.44 to $7.55. Based upon this analysis, the estimated value of the first licenses and the future licenses ranged from approximately $458.5 million to $1,067.5 million using the implied price paid per covered pop in the comparable transactions, and ranged from approximately $1,302.0 million to $1,321.3 million using the implied price paid per megahertz adjusted covered pop in the comparable transactions.

   Discounted Cash Flow Analysis. Chase Securities performed a discounted cash flow analysis, which is referred to as DCF, of the incremental cash flows projected to result from the first licenses and the future licenses using financial forecasts for the fiscal years ending December 31, 2000 through December 31, 2009 provided by management of ART. Utilizing this information, Chase calculated a range of values based upon the discounted present value of the sum of the projected stream of unlevered free cash flows to ART from December 31, 2000 through December 31, 2009, and the projected terminal value of such incremental cash flows at December 31, 2009 based upon a range of multiples applied to projected earnings before interest, depreciation and amortization, which is referred to as EBITDA. The DCF was calculated assuming discount rates ranging from 12.5% to 14.5%, and terminal multiples of EBITDA in the fiscal year 2009 ranging from 10.0x to 12.0x. Based upon this analysis, the estimated value of the Licenses ranged from approximately $447.8 million to $583.9 million.

   Comparable Public Companies Analysis. Using publicly available information, Chase Securities compared certain financial and operating information and ratios for the first licenses and the future licenses projected by management of ART with corresponding financial and operating information and ratios for ART and three other companies in lines of business believed to be generally comparable, as follows:

  .  Teligent, Inc.

  .  Winstar Communications, Inc.

  .  NEXTLINK Communications, Inc.

   In examining ART and the other comparable companies, Chase Securities calculated the enterprise value, defined as the total market value of equity on a diluted basis plus outstanding debt, preferred stock and minority interest less cash and cash equivalents, of each company as a multiple of its respective estimated calendar year 2002 revenues, total covered pops and total channel pops.

   The analysis yielded the following multiples:

                                                              Comparable
                                                                Public
                                                              Companies
                                                               Implied
                                                              Multiples
                                                            ----------------
                                                            Low  High   Mean
                                                            ---  -----  ----
   Enterprise value as a multiple of year 2002 estimated
    revenues............................................... 4.9x  15.8x  9.6x
   Enterprise value as a multiple of total covered pops.... 6.1x 120.9x 19.4x
   Enterprise value as a multiple of total channel pops.... 4.7x  12.7x  9.1x

Based upon this analysis, the estimated value of the Licenses ranged from approximately $858.2 million to $1,287.3 million using the implied enterprise value multiples of covered pops, and ranged from approximately $1,056.9 million to $1,585.3 million using the implied enterprise value multiples of channel pops.

   Summary Valuation. Using the methodologies described above, Chase Securities calculated the following implied ranges for the first licenses and the future licenses. Stockholders are urged to read the following table in conjunction with the descriptions of the different methodologies set forth above.

                                                              Estimated Value
                                                                   Range
                                                             -----------------
   Methodology                                                 Low      High
   -----------                                               -------- --------
                                                               (Millions of
                                                                 dollars)
   Comparable transactions analysis (Covered pops).......... $  458.5 $1,067.5
   Comparable transactions analysis (Megahertz adjusted
    covered pops)........................................... $1,302.0 $1,321.3
   Discounted cash flow analysis............................ $  447.8 $  583.9
   Comparable public companies analysis (covered pops)...... $  858.2 $1,287.3
   Comparable public companies analysis (channel pops)...... $1,056.9 $1,585.3

   Pro Forma Analysis. Chase Securities also analyzed certain pro forma effects resulting from the BroadStream transaction, including the potential impact of the transaction on projected revenues and EBITDA per share of ART's common stock, based upon forecasts provided by management of ART. This analysis indicated that the BroadStream transaction would be accretive to both projected revenues and EBITDA for the period 2000 through 2004.

   The summary set forth above does not purport to be a complete description of the analyses performed by Chase Securities in arriving at its opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or summary description. Chase Securities believes that its analyses must be considered as a whole and that selecting portions of analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the processes underlying its opinion. Chase Securities did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Chase Securities in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond ART's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Chase Securities are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. None of the comparable companies used in the comparable public companies analysis described above is identical to ART, and none of the comparable transactions used in the comparable transactions analysis described above is identical to the BroadStream transaction. Accordingly, an analysis of publicly traded comparable companies and transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

   About Chase Securities. ART's board of directors selected Chase Securities to act as its financial advisor on the basis of the reputation of Chase Securities as an internationally recognized investment banking firm with substantial expertise in transactions similar to the BroadStream transaction and because it is familiar with ART and its business. As part of its financial advisory business, Chase Securities is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Chase Securities has acted as financial advisor to the board of directors in connection with the delivery of its opinion and received a fee upon delivery of the opinion. In the ordinary course of business, Chase Securities or its affiliates may trade in the debt and equity securities of ART for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

   The terms of the engagement of Chase Securities by the board of directors are set forth in a letter dated April 7, 2000. Pursuant to the terms of the letter agreement, ART paid to Chase Securities a fee of $500,000 upon delivery of its opinion. In addition to this compensation, ART has also agreed to reimburse Chase Securities for its reasonable out-of-pocket expenses (including the fees of its legal counsel) and to indemnify Chase Securities and certain related persons from and against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws, arising out of its engagement.

Name and Address of Sellers

   The address and telephone number of BroadStream Communications Corporation and its affiliates is: 4513 Pin Oak Court, Sioux Falls, South Dakota 57103,
Attention: Scott Reardon (telephone (605) 338-3632).

About ART

   We provide broadband Internet protocol access services to businesses. We currently own and operate broadband wireless metropolitan networks in San Jose, Seattle, Portland, Oregon and Phoenix. We plan to expand to forty (40) markets over the next three years. We have a nationwide footprint of 39 GHz spectrum licenses in the United States and own 26 GHz and/or 39 GHz spectrum licenses in the United Kingdom and several Scandinavian countries. Our executive offices are located at 500 108th Avenue NE, Suite 2600, Bellevue, Washington 98004. Our telephone number is (425) 688-8700.

Recommendation

   Our board of directors unanimously recommends a vote "FOR" the approval of the issuance of common stock as consideration for the acquisition

                             Election of Directors

   Under the terms of our amended and restated certificate of incorporation and restated and amended by-laws, the board of directors is composed of three classes of similar size. Each class is elected in a different year, so that only one class will be elected each year. All directors serve for a three-year term and until their respective successors are duly elected and qualified. The board of directors currently consists of seven members.

   Unless otherwise instructed, the persons named in the enclosed proxy intend to vote each share of common stock as to which a proxy has been properly executed, returned and not revoked in favor of the election of the two nominees named below as Class I directors for three-year terms that expire in 2003. We expect that each nominee will be able to serve. If any nominee is unable to serve, all proxies may be voted for a substitute nominee designated by our board of directors, as determined by the persons named in the enclosed proxy in their discretion.

   Set forth below is information concerning each of the nominees and the other incumbent directors:

Nominees and Members of the board of directors

                         Nominees for Class I Directors
                               Term Expires 2003

                                                                        Director
           Name         Age            Principal Occupation              Since
           ----         ---            --------------------             --------
   Marc B. Weisberg      42 Senior Vice President of Corporate            1999
                            Development at Qwest Communications
                            International, Inc. since 1997; with
                            Weisberg & Company, an investment
                            banking and advisory firm, prior to
                            1997.
   Alan Z. Senter        57 Chairman of Senter Associates, a              1996
                            financial advisory firm, since 1996;
                            Executive Vice President and Chief
                            Financial Officer of NYNEX Corporation
                            from 1994 to 1996; Director of XL Ltd.

                          Incumbent Class II Directors
                               Term Expires 2001

                                                                        Director
           Name         Age            Principal Occupation              Since
           ----         ---            --------------------             --------
   Bandel Carano         38 General Partner of Oak Investment             1999
                            Partners since 1985; Director of the
                            Investment Advisory Board for the
                            Stanford Engineering Venture Fund;
                            Director of Wireless Facilities, Inc.,
                            Virata Corporation and Metawave
                            Communications Corp.
   Richard T. Liebhaber  64 Consulting Managing Director at Vernois,      2000
                            Suhler and Associates, a New York media
                            merchant banking firm; Executive Vice
                            President of MCI Communications Corp. and
                            a Member of its Management Committee and
                            board of directors from 1985 to 1995;
                            Director of KPN/Qwest, AVICI Systems,
                            Inc., Internet Communications
                            Corporation, Rare Medium Group, and
                            Alcatel USA, Inc.

                         Incumbent Class III Directors
                               Term Expires 2002

                                                                        Director
           Name          Age           Principal Occupation              Since
           ----          ---           --------------------             --------
   James B. Murray, Jr.   52 Managing Director of Columbia Capital        1997
                             Corporation since 1989; President of
                             Randolph Cellular Corp., a cellular
                             communications company, from 1990 to
                             1993; Director of Seville Systems P.C.
   Andrew I. Fillat       51 Managing Director of Advent                  1995
                             International Corporation since 1995 and
                             Vice President of Advent International
                             Corporation from 1989 to 1995.
   Robert S. McCambridge  41 President and Chief Operating Officer of     2000
                             ART since 1999; Executive Vice President
                             and Chief Financial Officer of ART from
                             1998 to 1999; Executive Vice President
                             and Chief Financial Officer of One Comm,
                             formerly Cable Plus Holding Company,
                             from 1996 to 1998; President of the
                             Robert S. McCambridge Company from 1995
                             to 1996; Senior Vice President and
                             Director of Pacific Northwest Corporate
                             Finance of Dain Bosworth Inc. from 1994
                             to 1995.

Board of Directors and Committees

   During the year ended December 31, 1999, our board of directors held 20 meetings. During 1999, each director attended at least 75% of the meetings of the board held and at least 75% of the meetings of each committee on which he served.

   Our board of directors currently has two standing committees: the audit committee and the compensation committee. We do not have a standing nominating committee.

   The compensation committee has responsibility for reviewing and administering our program with respect to the compensation of its officers, employees and consultants, and it reviews transactions with our officers, directors and affiliates. The compensation committee also reviews, interprets and administers our restated equity incentive plan, prescribes rules and regulations relating to the plan and determines the stock options and other equity incentives that we grant to our employees. As a policy, the compensation committee directs us to pay our officers, directors and affiliates for services rendered outside the scope of their ordinary respective obligations in accordance with industry standards for such services. Such services may include introducing major transactions or providing legal services. In 1999 Mr. Murray and two former directors served on our compensation committee until their resignations. Mr. Carano, Mr. Murray and Mr. Senter have served on our compensation committee since December 1999. The compensation committee held 2 meetings in 1999.

   The audit committee recommends the engagement of independent accountants to audit our financial statements and perform services related to the audit. The audit committee also reviews the scope and results of the audit with the accountants, reviews our year-end operating results with management and the accountants, and considers the adequacy of internal accounting procedures. Mr. Fillat, Mr. Liebhaber, Mr. Senter and Mr. Weisberg currently serve on the audit committee. The audit committee held 2 meetings in 1999.

   A subsidiary of Qwest Communications International Inc., is entitled to designate a nominee to be a Class II director for so long as it and its affiliates own at least one-quarter of the shares it purchased from us. Oak Investment Partners is entitled to designate a nominee to be a Class I director for so long as it and some other investors own at least one-quarter of the shares they purchased from us. We have agreed to use our best efforts to ensure that our board nominates and presents to our stockholders the proposed election of those designees. We have agreed to include one of their nominees on each board committee.

   A subsidiary of Qwest, investment funds associated with Oak and investment funds associated with Advent and Columbia have entered into a Stockholders Agreement under which they have agreed to vote their shares to elect the nominees of each of Qwest and Oak. Shares acquired by Advent and Columbia prior to the date of the Stockholders Agreement are not subject to the agreement.

   Mr. Carano is the designee of Oak, and Mr. Weisberg is the designee of Qwest.

Recommendation:

   Our board of directors recommends a vote "FOR" the election of each nominee.

                        Compensation and Related Matters

Executive Compensation

   The following table sets forth information with respect to compensation for each of the last three completed fiscal years of our President and Chief Operating Officer, our sole executive officer at December 31, 1999, and two other individuals who would have been executive officers of the Company, but for the fact that they were not serving as executive officers on December 31, 1999. We refer to these individuals as the named executive officers.

                           Summary Compensation Table

                                                             Long Term
                           Annual Compensation          Compensation Awards
                          -------------------------    -----------------------
                                                       Restricted   Securities
                                                         Stock      Underlying  All Other
Name and Position         Year     Salary   Bonus        Awards      Options   Compensation
-----------------         ----    -------- --------    ----------   ---------- ------------
Robert S. McCambridge.... 1999    $195,209 $250,000(1)      --       300,000    $      306(2)
  President,              1998(3)   24,848   32,083         --       200,000           144(2)
  Chief Operating Officer 1997         --       --          --           --            --
  and Chief Financial
   Officer
Henry C. Hirsch(4)....... 1999     332,127  292,466         --           --      1,701,927(4)
  Chairman, President and
   Chief                  1998     325,000  325,000         --       800,000       304,755(5)
  Executive Officer       1997(3)   54,168   54,167     100,000(6)   800,000           113(2)
William J. Maxwell(7).... 1999     260,072  260,000         --           --        868,920(7)
  President & Chief       1998     259,992  260,000      35,000(6)   550,000        78,376(8)
  Operating Officer       1997(3)    5,999      --          --       550,000           --

--------
(1) Paid one-half in cash and one-half in a grant of 5,209 shares.
(2) Reflects payment of term life insurance premiums.
(3) Reflects compensation for a partial year.
(4) Mr. Hirsch resigned as Chairman, President and Chief Executive Officer effective November 1999. Reflects $1,700,577 in severance and $1,350 for payment of term life insurance premiums.
(5) Reflects payment of $1,350 in term life insurance, $1,437 in health medical benefits and $301,968 for relocation.
(6) Reflects deferred shares.
(7) Mr. Maxwell resigned as President and Chief Operating Officer effective September 1999. Reflects $867,570 in severance and relocation costs and $1,350 for payment of term insurance premiums.
(8) Reflects $77,026 for relocation and $1,350 for payment of term life insurance premiums.

Option Grants

   The following table sets forth certain information regarding stock option grants made to our named executive officers during 1999.

                       Option Grants in Last Fiscal Year

                                         Individual Grants
                         ---------------------------------------------------- Potential Realization Value
                         Number of     Percent of                               at Assumed Annual Rates
                         Securities   Total Options                           of Stock Price Appreciation
                         Underlying    Granted to                                 for Option Term(1)
                          Options     Employees in  Exercise Price Expiration ---------------------------
Name                      Granted      Fiscal Year    per Share       Date         5%            10%
----                     ----------   ------------- -------------- ---------- ------------- -------------
Henry C. Hirsch.........  100,000(2)       6.6%        $ 7.063     2/11/2009  $     444,188 $   1,125,660
William J. Maxwell......   75,000(2)       5.0%          7.063     2/11/2009  $     333,141 $     844,245
Robert S. McCambridge...   50,000(3)       3.3%          7.063     2/11/2009  $     221,094 $     562,830
                          300,000         19.9%         13.625     12/2/2009  $   2,570,606 $   6,514,421

--------
(1) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option.
(2) The options of Mr. Hirsch and Mr. Maxwell are vested and exercisable until 2003.
(3) Mr. McCambridge's options provide for accelerated vesting of 50,000 shares upon achievement of price objectives.

Aggregate Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

   The following table sets forth the number and value as of December 31, 1999 of shares underlying unexercised options held by the named executive officers. As of December 31, 1999, none of them had exercised any stock options.

                         Fiscal Year-End Option Values

                                 Number of Shares
                              Underlying Unexercised     Value of Unexercised
                              Options at Fiscal Year    In-the-Money Options at
                                        End               Fiscal Year End(1)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Henry C. Hirsch.............   900,000            0    $16,618,706  $        0
William J. Maxwell..........   575,000            0     10,440,587           0
Robert S. McCambridge.......   250,000      300,000      4,628,100   3,112,500

--------
(1) Based on the last sales price of our common stock reported on the Nasdaq National Market on December 31, 1999 of $24.00 per share, less the exercise price payable upon exercise of such options.

Director Compensation

   Each director who is not a full-time employee of the Company receives $10,000 per year for services rendered as a director, $500 for each board meeting attended in person, and $500 for each committee meeting attended in person.

   Also, non-employee directors are eligible to participate in our equity incentive plan for non- employee directors. Under this plan, we give each eligible director an initial grant of options to purchase 20,000 shares of common stock, and each newly elected non-employee director receives a similar grant upon his or her first appointment or election to our board of directors. In addition, under this plan, we grant each non-employee director options to purchase 7,000 shares of common stock at each annual meeting at which such director is reelected or is otherwise continuing as a director. These options have an exercise price equal to the fair market value of our common stock on the date of the grant, expire five years after the date of grant, and become exercisable on the day before each of the first, second and third annual stockholders meeting following the date of grant. Also, each eligible director may elect annually in advance to receive their fees for being a director and attending meetings in the form of deferred grants of common stock, rather than cash. The deferred grants of common stock are payable on the earlier of (a) the first business day of the third January following the date of grant, (b) a change of control or (c) the date the eligible director ceases to be our director. On February 11, 1999, we granted each of our non-employee directors an option to purchase 10,000 shares, fully exercisable on the date of grant, at an exercise price of $7.06, the fair market value on the date of grant.

Employee Agreements

   Our employment agreement with Robert S. McCambridge provides for his full-time employment through December 31, 2000 at an annual salary of not less than $175,000 with a maximum incentive bonus of 100% of his base salary. The agreement precludes Mr. McCambridge from competing with us for one year after the cessation of his employment. If we terminate Mr. McCambridge without cause or if his employment is terminated due to his disability or death, or if he terminates his employment as a result of a constructive termination, Mr. McCambridge will be entitled to continue to receive the full amount of his base salary, target bonus and medical and term life insurance for 12 months. In addition, all options granted to Mr. McCambridge which have not yet vested will vest and remain exercisable for the lesser of one year or their original term.

   We also have a change of control agreement with Mr. McCambridge entitling him to various benefits if his employment with us is terminated, other than for cause or his disability or death, or if he resigns for good reason within 24 months of any change of control. Upon such a termination, the agreement provides that we will pay Mr. McCambridge a prorated portion of his maximum incentive bonus for the year of termination; a cash payment equal to his base salary and his maximum incentive compensation; his stock options and other awards will immediately vest and remain exercisable for the lesser of four years or their original term; and we will continue Mr. McCambridge's life and medical insurance plans for up to two years. If any payment or benefit provided by us under the agreement will be subject to an excise tax under the Internal Revenue Code, we will provide Mr. McCambridge with a payment to cover such tax.

Compensation Committee Report on Executive Compensation

   Our executive compensation program is designed to reward and retain executives who are capable of leading the Company in achieving its strategic and financial objectives in the competitive and rapidly evolving telecommunications industry.

   We rely on three compensation components: salary, incentive cash bonuses and stock-based incentive compensation. Each of our executive officers has an annual base salary, established by an employment agreement or otherwise, at a level we believe is competitive for comparable companies in its industry and geographic area and allows it to attract and retain experienced executives capable of managing its growth. The compensation committee relies in part on annual industry salary surveys and has occasionally commissioned independent surveys.

   We have developed an incentive bonus program under which our executives are eligible to receive incentive cash bonuses as determined by our board of directors for each fiscal year. Generally, bonuses are intended to reward executives when we achieve our business objectives.

   The compensation committee believes that long-term stock price appreciation will reflect our achievement of our strategic goals and objectives. Accordingly, we seek to create long-term performance incentives for our employees and directors by aligning their economic interest with the interests of our long-term stockholders through our stock-based incentive compensation program. Stock options have generally been granted at a price equal to the fair market value of our common stock on the date of grant, and as a result, receipt of value by the employee is dependent upon an increase in the fair market value of our common stock. Awards are based on the anticipated contributions by such employees in helping us achieve our strategic goals and objectives.

   In adopting and administering executive compensation plans and arrangements, the compensation committee will consider whether the deductibility of such compensation will be limited under Section 162(m) of the Internal Revenue Code and, in appropriate cases, may serve to structure arrangements so that any such limitation will not apply.

   Mr. Hirsch's salary for 1999 was determined by his employment agreement. The bonus paid for 1999 was determined by his change of control agreement. Both agreements were negotiated on an arms-length basis prior to his joining ART. Mr. McCambridge's salary was increased to reflect the additional responsibilities he assumed as chief operating officer and acting chief executive officer on the resignation of Mr. Hirsch and Mr. Maxwell. Mr. McCambridge's bonus was determined by the compensation committee based on its assessment of his excellent performance in that transition. It was paid one-half in stock at Mr. McCambridge's request.

   With respect to the above matters, the compensation committee submits this report.

                                          COMPENSATION COMMITTEE
                                          Bandel Carano
                                          James B. Murray, Jr.
                                          Alan Z. Senter

Certain Transactions

   The following information regarding certain transactions with directors, officers and holders of record or beneficially of more than five percent of our common stock does not include information for any period during which such person or entity, as the case may be, was not an officer, director or five percent holder.

Investment by Columbia Capital Corporation and Advent International Corporation in the Company

   In September 1999, we sold our Class A and Class B convertible preferred stock to a group of investors in exchange for $251 million. The group of investors included investment funds affiliated with Columbia Capital Corporation, of which James B. Murray is a managing director, and which at the time of the investment held greater than five percent of our outstanding common stock. The group of investors also included funds affiliated with Advent International Corporation, of which Andrew I. Fillat is a managing director. As part of the investment group, each of Columbia and Advent invested $20 million in the Company in return for 250,000 shares of preferred stock. Under the preferred stock purchase agreement between the Company and the investors signed in June 1999, the investors loaned us $50 million as a bridge loan bearing interest at a rate of 11%, which we repaid in September 1999 at the closing of the investment.

Qwest Operating Agreements

   In June 1999, we entered into a private line agreement, a co-location license agreement, a broadband services agreement and a coordinated marketing agreement with Qwest, which beneficially owns greater than five percent of our outstanding voting stock. In these contracts, we agreed to (i) integrate our broadband wireless networks with Qwest's fiber-optic network using Qwest as our exclusive provider of fiber-optic backbone, (ii) co-locate equipment with Qwest where desirable, and (iii) jointly market our products with Qwest where desirable.

Loan to Mr. Hirsch

   In November 1997, we loaned Mr. Hirsch, our former Chairman of the board of directors and Chief Executive Officer, $887,500 to purchase 100,000 shares of common stock at $8.875 per share, the fair market value of the stock on the date of the loan. The loan accrued interest at the applicable federal rate, was payable in 2003, and was secured by the shares purchased. Mr. Hirsch repaid the debt following his resignation.

Agreement with Triton Network Systems Inc.

   In December 1999, we entered into a supply agreement with Triton Network Systems Inc. under which we are obligated to purchase and Triton is obligated to supply their products under the terms and conditions described in the agreement. Bandel Carano, one of our directors, beneficially owns more than 10% of Triton, as a general partner of Oak Investment Partners VII, Limited Partnership and a related entity. During 1999, we paid approximately $693,000 to Triton.

Wireless Facilities Inc.

   Wireless Facilities Inc. provides us with network deployment services. Bandel Carano, one of our directors, beneficially owns more than 10% of Wireless Facilities, as a general partner of Oak Investment Partners VIII, Limited Partnership and a related entity. During 1999, we paid approximately $1,651,000 to Wireless Facilities.

Performance Graph

   The following stock price performance graph compares the cumulative total return on our common stock with the cumulative total return of the Standard & Poor's Composite 500 Index and of the CRSP Nasdaq Telecommunications Peer Group Index from November 5, 1996, the date of our initial public offering, through December 31, 1999 assuming a $100 initial investment in each case. The stock price performance on the graph below is not necessarily indicative of future price performance.

                             [GRAPH APPEARS HERE]


                            November 5, December 31, December 31, December 31, December 31,
                               1996         1996         1997         1998         1999
  Advanced Radio Telecom
   Corp.                     $100.00       $ 75.00      $ 53.33      $ 50.00      $160.00
  S&P 500                    $100.00       $103.72      $135.89      $179.08      $215.67
  CRSP NASDAQ                $100.00       $101.02      $149.55      $244.27      $423.55
   Telecommunications Peer
   Group Index

Independent Auditors

   Our board of directors selected the firm of PricewaterhouseCoopers L.L.P. to audit our financial statements for the fiscal year ended December 31, 1999 and to report on the results of their audit. A representative of PricewaterhouseCoopers L.L.P. is expected to be present at the annual meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

         Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth certain information with respect to the beneficial ownership of shares of the Company's common stock as of March 21, 2000 by (i) the named executive officers, (ii) each of the Company's directors,
(iii) all of the Company's executive officers and directors as a group and (iv) each person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) known to the Company to be the beneficial owner of more than five percent of the outstanding common stock. Unless otherwise indicated, the business address of each director and executive officer named below is c/o Advanced Radio Telecom Corp., 500 108th Avenue NE, Suite 2600, Bellevue, Washington 98004. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated:

                                                                 Beneficial
                                                                 Ownership
                                                             ------------------
   Name                                                        Number   Percent
   ----                                                      ---------- -------
   Robert S. McCambridge(1)................................     291,667     *
   Bandel L. Carano(2).....................................  23,874,282  45.0%
   Andrew I. Fillat(3).....................................      41,801     *
   Richard T. Liebhaber(4).................................  23,874,282  45.0%
   James B. Murray, Jr.(5).................................      39,601     *
   Alan Z. Senter(6).......................................      51,451     *
   Marc Weisberg(7)........................................  23,874,282  45.0%
   Henry C. Hirsch(8)......................................     900,000   3.1%
   William J. Maxwell(9)...................................     625,000   2.2%
   Accel VI L.P. and affiliated entities(10)...............  25,873,615  45.0%
   Adams Capital Management, L.P.(11) .....................  23,873,615  45.0%
   Advent International Corporation and affiliated
    entities(12) ..........................................  25,914,346  48.9%
   Bessimer Venture partners IV L.P. and affiliated
    entities(13)...........................................  23,873,615  45.0%
   Brentwood Associates IX, L.P and affiliated
    entities(14)...........................................  23,873,615  45.0%
   Columbia ARTT Investors, LLC and affiliated
    entities(15)...........................................  23,873,615  45.0%
   Cove Ventures LLC(16)...................................  23,873,615  45.0%
   GBU, Inc. and affiliated entities(17)...................   2,880,864  10.0%
   Meritech Capital Partners L.P. and affiliated
    entities(18)...........................................  23,873,615  45.0%
   Oak Investment Partners VIII, Limited Partnership and
    affiliated entities(19)................................  23,873,615  45.0%
   Qwest Communications International Inc. and affiliated
    entities(20)...........................................  23,873,615  45.0%
   Worldview Capital II, L.P. and affiliated entities(21)..  23,873,615  45.0%
   All executive officers and directors as a group(22).....  24,318,136  45.5%

--------
  * Less than 1.0%.
 (1) Includes 291,667 shares of common stock issuable upon exercise of options exercisable within 60 days of May 5, 2000.
 (2) Includes 23,873,615 shares of common stock issuable upon conversion of the Company's Series A preferred stock for which Oak Investment Partners VIII, Limited Partnership and Oak VIII Affiliates Fund, Limited Partnership and other investors share voting power pursuant to a stockholders agreement. Of those shares, Mr. Carano has dispositive power over 3,804,670 shares of common stock issuable on conversion of shares of Series A preferred stock held by Oak Investment Partners VIII, Limited Partnership and Oak VIII Affiliates Fund, Limited Partnership. Mr. Carano is a managing partner of the general partners of these Oak entities and is a director of the Company. Mr. Carano disclaims beneficial ownership of the shares held by the Oak entities except to the extent of his proportionate partnership interest therein. Also includes 6,667 shares of common stock issuable upon exercise of options exercisable within 60 days of May 5, 2000.
 (3) Includes 41,801 shares of common stock issuable upon exercise of options exercisable within 60 days of May 5, 2000. Mr. Fillat is an officer of Advent International Corporation and is a director of the

    Company. Does not include shares of Series A Preferred Stock, shares of Common Stock and shares of Common Stock issuable upon exercise of warrants held by various entities which Advent International Corporation controls, of which Mr. Fillat disclaims beneficial ownership.
 (4) Includes 23,873,615 shares of common stock issuable upon conversion of the Company's Series A preferred stock for which U.S. Telesource, Inc.
     and other investors share voting power pursuant to a stockholders agreement. Of those shares, Mr. Liebhaber has dispositive power over 8,560,504 shares of common stock issuable on conversion of shares of Series A preferred stock held by U.S. Telesource, Inc. Mr. Liebhaber is a director of Qwest Communications International Inc., the ultimate parent of U.S. Telesource, and is a director of the Company. Mr. Liebhaber disclaims beneficial ownership of the shares held by U.S. Telesource.
     Also includes 6,667 shares of Common Stock issuable upon exercise of options exercisable within 60 days of May 5, 2000.
 (5) Includes 39,601 shares of common stock issuable upon exercise of options exercisable within 60 days of May 5, 2000. Mr. Murray is the managing director of Columbia Capital Corporation. Does not include shares of common stock held by various entities which Columbia Capital Corporation controls, of which Mr. Murray disclaims beneficial ownership.
 (6) Includes 51,451 shares of common stock issuable upon exercise of options exercisable within 60 days of May 5, 2000.
 (7) Includes 23,873,615 shares of common stock issuable upon conversion of the Company's Series A preferred stock for which U.S. Telesource, Inc.
     and other investors share voting power pursuant to a stockholders agreement. Of those shares, Mr. Weisberg has dispositive power over 8,560,504 shares of common stock issuable on conversion of shares of Series A preferred stock held by U.S. Telesource, Inc. Mr. Weisberg is president and chief executive officer of U.S. Telesource Inc., which is a wholly-owned subsidiary of Qwest Communications International Inc., and is a director of the Company. Mr. Weisberg disclaims beneficial ownership of the shares held by U.S. Telesource. Also includes 6,667 shares of common stock issuable upon exercise of options exercisable within 60 days of May 5, 2000.
 (8) Includes 516,100 shares of common stock issuable upon exercise of options exercisable within 60 days of May 5, 2000.
 (9) Includes 525,000 shares of common stock issuable upon exercise of options exercisable within 60 days of May 5, 2000.
(10) Includes 23,873,615 shares of common stock issuable upon conversion of the Company's Series A preferred stock for which Accel VI, L.P. and other investors share voting power pursuant to a stockholders agreement. Accel VI, L.P. and its affiliated entities, Accel VI, L.P., Accel Internet Fund II L.P., Accel Keiretsu VI L.P. and Accel Investors '98 L.P., have sole dispositive power over an aggregate of 1,426,736 shares of common stock issuable on conversion of shares of Series A preferred stock. Arthur C. Patterson, James R. Swartz, James W. Breyer, H. Peter Wagner and G.
     Carter Sednaoui are control persons of Accel IV L.P., Accel Internet Fund II L.P., Accel Keiretsu VI L.P. and Accel Investors '98 L.P. ACP Family Partnership L.P., Swartz Family Partnership L.P. and The Breyer 1995
     Trust dated 10/4/95, are control persons of Accel IV L.P. The Swartz Family Partnership L.P. and Accel Internet Fund II Associates L.L.C. are control persons of Accel Internet Fund II L.P. Accel Keiretsu VI Associates L.L.C. is a control person of Accel Keiretsu VI L.P. The address of the Accel entities and their control persons is c/o Accel Partners, 428 University Avenue, Palo Alto, CA 94301.
(11) Includes 23,873,615 shares of common stock issuable upon conversion of the Company's Series A preferred stock for which Adams Capital
     Management, L.P. and other investors share voting power pursuant to a stockholders agreement. Adams Capital Management, L.P. has sole dispositive power over 285,345 shares of common stock issuable on conversion of shares of Series A preferred stock. Joel P. Adams, William
     C. Hulley, Jerry S. Sullivan and William A. Frezza are control persons of Adams Capital Management, L.P. The address of Adams Capital Management, L.P. is 518 Broad Street, Sewickley, PA 15143.
(12) Includes 23,873,615 shares of common stock issuable upon conversion of the Company's Series A preferred stock for which partnerships controlled by Advent International Corporation and other investors share voting power pursuant to a stockholders agreement. Advent International Corporation has sole dispositive power over an aggregate of 1,902,351 shares of common stock issuable on conversion of shares of the Company's Series A preferred stock held by Global Private Equity II-Europe Limited Partnership, Global Private Equity II-PGGM Limited Partnership, Digital Media & Communications II Limited Partnership, Oakstone Ventures Limited Partnership, Advent Crown Fund II C.V., Adwest Limited Partnership, Advent Global GECC Limited Partnership and Advent Partners Limited Partnership. Also includes 2,040,731 shares of common stock, held by Advent Partners Limited Partnership, Advent International Investors II Limited Partnership, Advent International Limited Partnership, Global Private Equity II Europe Limited Partnership, Global Private Equity PGGM Limited Partnership, Digital Media and Communications II Limited Partnership, Oakstone Ventures Limited Partnership, Advent Crown Fund Limited Partnership, Adwest Limited Partnership, and Advent Global GECC Limited Partnership, of which an aggregate of 42,546 are issuable upon exercise of warrants exercisable within 60 days of May 5, 2000. Advent International Corporation is the general partner or indirectly controls all of the entities listed above in this footnote. Peter A. Brook, Douglas R. Brown, Thomas H. Lauer, Mark Hoffman, Frank Savage, David W. Watson are control persons of Advent International Corporation and its affiliated entities. The address of Advent entities and their control persons is 75 State Street, Boston, MA 02109.
(13) Includes 23,873,615 shares of common stock issuable upon conversion of the Company's Series A preferred stock for which Bessemer Venture partners IV L.P. and other investors share voting power pursuant to a stockholders agreement. Bessemer Venture partners IV L.P. and its affiliated entities, Bessemer Venture Partners IV L.P. and Bessec Ventures IV L.P., have sole dispositive power over an aggregate of 445,140 shares of common stock issuable on conversion of shares of Series A preferred stock. Deer IV & Co. LLC is the general partner of Bessemer Venture Partners IV L.P. and Bessec Ventures IV L.P. William T. Burgin, Robert H. Buescher, David J. Cowan, G. Felda Hardymon, Christopher F.O. Garbieli, Robi L. Soni and Robert P. Goodman are control persons of Bessemer Venture Partners IV L.P. The address of Bessemer Venture Partners IV L.P., its related parties and control persons is 1400 Old Country Road, Suite 407, Westbury, NY 11590.
(14) Includes 23,873,615 shares of common stock issuable upon conversion of the Company's Series A preferred stock for which Brentwood Associates IX, L.P and other investors share voting power pursuant to a stockholders agreement. Brentwood Associates IX, L.P and its affiliated entities, Brentwood Associates IX, L.P. and Brentwood Affiliates Fund III, L.P., have sole dispositive power over an aggregate of 1,426,736 shares of common stock issuable on conversion of shares of Series A preferred stock. Brentwood IX Ventures, LLC is the general partner of both Brentwood Associates IV, L.P. and Brentwood Affiliates Fund III, L.P. Jeffrey D. Brody, John L. Walecka, Brian G. Atwood, William J. Link, Ross A. Jaffe and G. Bradford Jones are control persons of Brentwood IX Ventures, L.L.C. The mailing address of the Brentwood entities and their control persons is 300 Sand Hill Road, Building 1, Suite 260, Menlo Park,
(15) Includes 23,873,615 shares of common stock issuable upon conversion of the Company's Series A preferred stock for which Columbia ARTT Investors, LLC and other investors share voting power pursuant to a stockholders agreement. Columbia ARTT Investors, LLC and its affiliated entities, Columbia ARTT Investors and LLC and Columbia ARTT Partners, LLC, have sole dispositive power over an aggregate of 1,902,351 shares of common stock issuable on conversion of shares of Series A preferred stock. James B. Fleming, R. Philip Herget, III and Henry F. Hooper, III are control persons of Columbia ARTT Investors, LLC and Columbia ARTT Partners, LLC. Donald A. Doering is a control person of Columbia ARTT Investors, LLC. Columbia Capital, L.L.C. is a control person of Columbia ARTT Partners, LLC. The address of Columbia ARTT Investors, LLC and its related entities and control persons is 201 North Union Street, Alexandria, VA 22314.
(16) Includes 23,873,615 shares of common stock issuable upon conversion of the Company's Series A preferred stock for which Cove Ventures, LLC and other investors share voting power pursuant to a stockholders agreement. Cove Ventures, LLC has sole dispositive power over 285,345 shares of common stock issuable on conversion of shares of Series A preferred stock. Cove Road Associates, LLC is the managing member of Cove Ventures, LLC. Robert
     P. Goodman is a control person of Cove Ventures, LLC. The address of Cove Ventures, LLC and Mr. Goodman is 1013 Cove Road, Mamaroneck, NY 10543.

(17) Includes 6,700 shares of common stock beneficially owned by GEM Capital, Inc., 159,000 shares of common stock beneficially owned by Woodbury Capital Management, LLC, and 61,000 shares held by GEM Capital profit sharing trust. Gerald B. Untesman is a control person of each of GBU, Inc., GEM Capital, Inc., Woodbury Capital, LLC and the GEM Capital profit sharing trust. The address of the GBU entities and their control persons is 70 East 55th Street, 12th Floor, New York, NY 10022.
(18) Includes 23,873,615 shares of common stock issuable upon conversion of the Company's Series A preferred stock for which MeriTech Capital Partners, L.P. and other investors share voting power pursuant to a stockholders agreement. MeriTech Capital Partners, L.P. and its affiliated entities, MeriTech Capital Partners, L.P. and MeriTech Capital Affiliates L.P., have sole dispositive power over an aggregate of 2,377,238 shares of common stock issuable on conversion of shares of Series A preferred stock. MeriTech Capital Associates LLC is the general partner of both MeriTech Capital Partners L.P. and MeriTech Capital Affiliates L.P. Paul S. Madera and Michael B. Gordon are control persons of both MeriTech Capital Partners L.P. and MeriTech Capital Affiliates L.P. The address of the MeriTech entities and their control persons is 428 University Avenue, Palo Alto, CA 94301.
(19) Includes 23,873,615 shares of common stock issuable upon conversion of the Company's Series A preferred stock for which Oak Investment Partners VIII, Limited Partnership and other investors share voting power pursuant to a stockholders agreement. Oak Investment Partners VIII, Limited Partnership and its affiliated entities, Oak Investment Partners VIII, Limited Partnership and Oak VIII Affiliates Fund, Limited Partnership, have sole dispositive power over an aggregate of 3,804,670 shares of common stock issuable on conversion of shares of Series A preferred stock. Frederick W. Harmon, Bandel L. Carano, Edward F. Glassmeyer, Ann Lamont and Gerald Gallagher are control persons of each of Oak Investment Partners VII, Limited Partnerships and Oak VIII Affiliate Fund, Limited Partnership. The address of the Oak entities and their control persons is 525 University Avenue, Suite 1300, Palo Alto, CA 94301.
(20) Includes 23,873,615 shares of common stock issuable upon conversion of the Company's Series A preferred stock for which U.S. Telesource, Inc., an indirect wholly-owned subsidiary of Qwest Communications International Inc., and other investors share voting power pursuant to a stockholders agreement. Of those shares, Qwest Communications International has sole dispositive power over 8,560,504 shares of common stock issuable on conversion of shares of Series A preferred Stock held by U.S. Telesource. U.S. Telesource is the direct, wholly-owned subsidiary of Qwest Communications Corporation, which is the direct, wholly-owned subsidiary of Qwest Corporation, which is the direct, wholly-owned subsidiary of Qwest Communications International Inc. Joseph P. Naccio, Drake S. Tempest, Robert S. Woodruff, Stephen H. Shoemaker, Yash A. Rana are control persons of U.S. Telesource, Inc., Qwest Corporation, Qwest Communications Corporation and Qwest Communications International Inc. Jeff VonDeylen, Marc B. Weisberg and Kelly S. Carter are control persons of U.S. Telesource, Inc. Craig Slater, Marc B. Weisberg and Afshin Mohebbi are control persons of Qwest Communications Corporation. Craig Slater, Kelly S. Carter, Marc B. Weisberg and Jeff VonDeylen are control persons of Qwest Corporation. Philip Anschutz, Jordon Haines, Jerry Davis, Cannon
     Y. Harvey, Douglas M. Karp, Vinod Khosla, Richard T. Liebhaber, Douglas L. Polson, Craig D. Slater and W. Thomas Stephens are control persons of Qwest Communications International Inc. Anschutz Corporation is the beneficial owner of approximately 39% of the outstanding shares of Qwest Communications International, Inc. Philip F. Anschutz is the beneficial owner of 100% of the capital stock of and is the president and chief executive of Anschutz Corporation and is also chairman of the board of directors of Qwest Communications International Inc. The address of Qwest Communications International Inc., its affiliated entities and control persons is 555 17th Street, Denver, CO 80202.
(21) Includes 23,873,615 shares of common stock issuable upon conversion of the Company's Series A preferred stock for which Worldview Technology Partners II, L.P. and other investors share voting power pursuant to a stockholders agreement. Worldview Technology Partners II, L.P. and affiliated entities, Worldview Technology Partners II, L.P., Worldview Technology International II, L.P. and Worldview Strategic Partners II, L.P., have sole dispositive power over an aggregate of 1,426,757 shares of common stock issuable on conversion of shares of Series A preferred stock. Worldview Capital II, L.P. is the general partner of Worldview Technology Partners II, L.P., Worldview Technology International II, L.P.

    and Worldview Strategic Partners II, L.P. James Wei, Michael Orsak, John Boyle, Susumu Tanaka are control persons of Worldview Capital II, L.P. The address of the Worldview partnerships and control persons is 435 Tasso, Suite 120, Palo Alto, CA 94301.
(22) Includes 23,873,615 shares of common stock issuable upon conversion of the Company's Series A preferred stock for which entities controlled by Mr. Carano, Mr. Weisberg and Mr. Liebhaber share voting power pursuant to a stockholders agreement. See footnotes 2, 4 and 7 above. Also includes 444,521 shares of common stock issuable upon exercise of options exercisable within 60 days of May 5, 2000.

Section 16(a) Beneficial Ownership Reporting Compliance

   To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, during the year ended December 31, 1999, all Section 16 (a) filing requirements applicable to our officers, directors and greater-than-10% stockholders were satisfied, except for the failure of each of Robert S. McCambridge and Alan Z. Senter to file a Form 5 with respect to the stock options granted to each of them by us during 1999.

                         Description of Capital Stock

   Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001, of which: 3,250,000 shares are Series A preferred stock; 902,893 shares are Series B preferred stock; and 902,893 shares are Series C preferred stock.

   The following summary description of our capital stock is not intended to be complete and is qualified by reference to the provisions of applicable law and to our certificate of incorporation and by- laws, filed as exhibits to our filings with the SEC. See "Where You Can Find More Information" on page ii.

Common Stock

   Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the stockholders' meeting. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by the board of directors. However, such dividends are subject to preferences that may be applicable to the holders of outstanding shares of preferred stock. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntarily or involuntarily, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution after payment of any liquidation preferences of the outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of common stock are fully paid and non assessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of the existing series of preferred stock and any series of preferred stock that ART may designate and issue in the future.

Preferred Stock

   The board of directors is authorized without further stockholder approval, subject to any limitations prescribed by Delaware law, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock, in one or more series. The board of directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. The board of directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock or rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding common stock.

Series A Preferred Stock

   Voting. The Series A preferred stock votes on an as-converted basis with the common stock. This means that each share of Series A preferred stock will have ten votes. By its terms, the Series A preferred stock cannot represent more than 45% of our total outstanding voting stock.

   Dividends. In any year, we may not pay any cash dividend on common stock or the Series C preferred stock described below unless in that year we have paid a cash dividend of $80.00 per share on the Series A preferred stock.

   Liquidation Preference. The holders of the Series A preferred stock are entitled to an initial liquidation preference of $80 per share, subject to adjustments, plus any declared and unpaid dividends. On liquidation, after payment of the initial $80 preference amount, Series A preferred stock also participates on a pro rata basis with the common stock and the Series C preferred stock until each share of Series A preferred stock has received a total liquidation amount of $160.

   No Redemption. We are not required to redeem the Series A preferred stock.

   Conversion. Holders of the Series A preferred stock may convert their Series A preferred stock at any time into ten shares of common stock. The conversion ratio may be increased or decreased as a result of stock spits, dividends, recapitalizations and similar events. The Series A preferred stock automatically converts into common stock if:

  . we sell stock yielding net proceeds of at least $75,000,000 at a price of not less than $18 per share;

  . our common stock trades at not less than $18 for 30 of 40 consecutive trading days at any time after June 1, 2001;

  . two-thirds of the then-outstanding preferred stock agree to convert into common stock; or

  . 75% of the preferred stock originally issued has converted into common stock.

Series B Non-Voting Preferred Stock

   The Series B non-voting preferred stock is like the Series A preferred stock except that it is non-voting and has different conversion rights.

   Voting. The Series B preferred stock will not vote on matters generally submitted to the stockholders. However, under Delaware law, the Series B preferred stock is entitled to vote as a class on matters that adversely affects it as a class.

   Conversion. Series B preferred stock will automatically convert on a 1-for-1 basis into Series A preferred stock whenever the voting power of the original investors in the Series A falls below 45% of our outstanding voting stock. Common stock held by Advent and Columbia is not included in the voting power of the investors for this purpose. The conversion rate is subject to proportional adjustment for stock splits, stock dividends, combinations and recapitalizations. In addition, any outstanding Series B preferred stock will automatically convert on a 1-for-1 basis into Series C non-voting junior preferred stock if the Series A preferred stock automatically converts into common stock.

Series C Non-Voting Junior Preferred Stock

   One share of Series C non-voting junior preferred stock has the same rights as ten shares of common stock, except that the Series C preferred stock is non-voting.

   Voting. The Series C preferred stock will not vote on matters generally submitted to the stockholders. However, under Delaware law, the Series C preferred stock is entitled to vote as a class on matters that adversely affects it as a class.

   Conversion. Series C preferred stock automatically converts into common stock on a 10-for-1 basis whenever the voting power of the original investors in the Series A falls below 45% of our outstanding voting stock. The common stock held by Advent and Columbia is not included in the voting power of the investors for this purpose. The conversion rate is subject to proportional adjustment for stock splits, stock dividends, combinations and recapitalizations.

Anti-Takeover Effects of Provisions of ART's Certificate of Incorporation, By-Laws and Delaware Law

   Provisions of our amended and restated certificate of incorporation and by-laws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that some stockholders might consider in their best interest, including those attempts that might result in a premium over the market price for shares held by stockholders.

Classified Board of Directors

   Our board of directors is divided into three classes of directors serving staggered three-year terms. Upon expiration of the term of a class of directors, the directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. With respect to each class, a director's term is subject to the election and qualification of their successors, or their earlier death, resignation or removal for cause. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

Cumulative Voting

   Our amended and restated certificate of incorporation expressly denies stockholders the right to cumulate votes in the election of directors.

Stockholder Action; Special Meeting of Stockholders

   Our amended and restated certificate of incorporation eliminates the ability of stockholders to act by written consent. Our restated and amended by-laws provide that special meetings of our stockholders may be called only by our board of directors or any officer instructed to call such meeting by our board of directors.

Advance Notice Requirements for Stockholder Proposals and Directors Nominations

   Our restated and amended by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 30 days before or 70 days after the anniversary date, in order to be timely, notice from the stockholder must be received no later than the tenth day following the date on which notice of the annual meeting was mailed to stockholders or made public, whichever occurred earlier. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received no later than 90 days nor more than 120 days prior to the special meeting. If notice of the special meeting was mailed or the first public disclosure of the annual meeting was made less than 100 days prior to the date of the special meeting, notice by a stockholder in order to be timely must be received no later than the close of business on the tenth day following the day on which notice was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Our restated and amended by-laws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized But Unissued Shares

   The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Amendments; Supermajority Vote Requirements

   The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation imposes supermajority vote requirements in connection with the amendment of provisions of our certificate of incorporation and restated and amended by-laws, including those provisions relating to the classified board of directors and the ability of stockholders to call special meetings.

Indemnification of Directors and Officers and Limitation of Director Liability

   Our amended and restated certificate of incorporation contains provisions that eliminate the personal liability of our directors to the fullest extent permitted by the Delaware General Corporate Law for monetary damages resulting from breaches of their fiduciary duty. The certificate of incorporation also contains provisions requiring the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law against liabilities which arise out of their service as director of officer. We believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

Section 203 of the Delaware General Corporation Law

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the other party became an interested stockholder, unless the stockholder attained such status with the approval of its board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is generally a person who, together with affiliates and associates, owns, or owned within the past three years, 15% or more of the corporation's voting stock. We approved the investment by Qwest and the group created by the stockholders agreement for purposes of Section 203.

Listing

   Our common stock is quoted on the Nasdaq Stock Market under the symbol"ARTT"

                             Stockholder Proposals

   In order for us to consider stockholder proposals for inclusion in the proxy material for our 2001 annual meeting, we must received them on or before January 8, 2001. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary at our principal executive offices, Advanced Radio Telecom Corp., 500 108th Avenue NE, Suite 2600, Bellevue, WA 98004.

   Under our by-laws, stockholders who wish to make a proposal at the 2001 annual meeting, other than one that will be included in our proxy materials, must notify us no earlier than February 14, 2001 and no later than March 16, 2001. If a stockholder who wishes to present a proposal fails to notify us by March 16, 2001, the proxies that management solicits for the meeting will confer discretionary authority to vote on the stockholder's proposal if it is properly brought before the meeting.

                                 Other Business

   Our board of directors knows of no business to be brought before the annual meeting which is not referred to in the accompanying notice of annual meeting of stockholders. However, should any such matters be presented, the persons named in the enclosed proxy will have discretionary authority to take such action in regard to such matters as in their judgment seems advisable.

                                                                    ATTACHMENT A
                                                                    ------------



                     [LETTERHEAD OF CHASE SECURITIES INC.]

                                                                  April 11, 2000



Board of Directors
Advanced Radio Telecom Corp.
500 108th Avenue, NE, Suite 2600
Bellevue, Washington  98004

Members of the Board:

     You have informed us that Advanced Radio Telecom Corp. (the "Company") proposes to enter into an Asset Purchase Agreement (the "Agreement") with BroadStream Corporation ("Broadstream"), BroadStream Communications Corporation ("BCC"), Commco, LLC ("Commco", and collectively with Broadstream and BCC, the "Holders")), Commco Partners, LLC (the "Parent") and Scott Reardon ("Reardon", and collectively with Holders and the Parent, the "Sellers") which provides, among other things, that, in exchange for the Consideration (as defined below), the Company will acquire certain licenses from the Holders (the "First Licenses"), and have the option to acquire and the Sellers with have the option to require the Company to acquire certain additional licenses (the "Future Licenses", and collectively with the First Licenses, the "Licenses") from the Sellers and their affiliates (collectively, the "Transaction").

     For purposes of this letter, the term "Consideration" means that number of shares of common stock, par value $.001 per share, of the Company (the "Company Common Stock") equal to the sum of (i) the quotient of (a) the product of (1) the aggregate number of channel pops as set forth on Schedule 1 to the Agreement for the First Licenses acquired by the Company multiplied by (2) $1.25, divided by $36.00, (ii) if, and only if, the Sellers are not in breach of any material obligation under any of the Seller Documents (as defined in the Agreement), on the first business day ninety-one days after the closing, an additional number of shares equal to the quotient of (a) $15,000,000 divided by (b) $36.00, and
(iii) with respect to the Future Licenses acquired by the Company, an additional number of shares equal to the quotient of (a) the product of (1) the aggregate number of channel pops as set forth on Schedule 1(b) to the Agreement for the Future Licenses multiplied by (2) $1.25, divided by $36.00.

     You have asked us whether, in our opinion, the Consideration to be paid by the Company pursuant to the Transaction is fair, from a financial point of view, to the Company.

     In arriving at the opinion set forth below, we have, among other things:

     (a) reviewed a draft dated April 7, 2000 of the Agreement and related documents;

     (b) reviewed certain publicly available business and financial information we deemed relevant relating to the Company and the industry in which it operates and certain publicly available business information we deemed relevant relating to the Licenses and the Company's licenses and the markets served by such Licenses and the Company's licenses;

     (c) reviewed certain internal non-public financial and operating data and forecasts provided to us by the management of the Company relating to its business as well as the amount and timing of the revenue and cash flow enhancements expected to result from the Transaction (the "Revenue Enhancements") furnished to us by the Company;

     (d) discussed, with members of the senior management of the Company, the Company's operations, historical financial statements and future prospects, before and after giving effect to the Transaction and the Revenue Enhancements;

     (e) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed comparable and reviewed the relevant historical stock prices of the Company Common Stock and certain publicly traded securities of such other companies;

     (f) compared the proposed financial terms of the Transaction with the financial terms of certain recent acquisition transactions we deemed reasonably comparable to the Transaction and otherwise relevant to our inquiry; and

     (g) made such other analyses and examinations as we have deemed necessary or appropriate.

     We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with or reviewed by or for us, or publicly available, for purposes of this opinion, including information furnished to us by management of the Company as to the number of pops covered by the Licenses and the number of channel pops associated with the Licenses, and have further relied upon the assurance of the management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of the Company or of the Licenses, nor have we conducted a physical inspection of the properties or facilities of the Company. We have assumed that the financial forecasts and the Revenue Enhancements provided to or discussed with us by the Company have been reasonably determined on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the Revenue Enhancements. We express no view as to such forecast or projection information or the assumptions on which they were based.

     For purposes of rendering our opinion, we have assumed that, in all respects material to our analysis, the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have further assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which any of the Company or the Sellers are a party, as contemplated by the Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits of the Transaction. We have further assumed that the definitive Agreement and related documents will not differ in any material respects from the drafts thereof furnished to us.

     Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Consideration and we express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the issuance of the Company Common Stock or any other matters relating to the Transaction. In addition, we express no opinion as to the prices at which the Company Common Stock will trade following the announcement or the consummation of the Transaction.

     As you are aware, we were engaged by the Company for purposes of delivering this opinion and we did not participate in the structuring or negotiation of the terms of the Transaction or the Consideration.

     Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with this opinion and will receive a fee for our services payable upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of the Company for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by the Company pursuant to the Transaction is fair, from a financial point of view, to the Company.

     This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Transaction and shall not be used for any other purpose without the prior written consent of Chase Securities Inc. Except as otherwise provided in our engagement letter with the Company dated as of April 7, 2000, this opinion shall not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to Chase Securities Inc. be made by the Company, without the prior written consent of Chase Securities Inc.

                                             Very truly yours,



                                             CHASE SECURITIES INC.

                                  DETACH HERE


                                     PROXY
                          ADVANCED RADIO TELECOM CORP.

          500 108TH AVE., NE - SUITE 2600 - BELLEVUE, WASHINGTON 98004

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert S. McCambridge and Thomas M. Walker, and each of them, each with power to appoint his substitute, as proxies to vote and act at the Annual Meeting of Stockholders of Advanced Radio Telecom Corp. to be held on June 14, 2000, 9:00 a.m., (local time) at the Woodmark Hotel, 1200 Carillon Point, Kirkland, Washington 98033, or any adjournment thereof with respect to the number of shares of common stock of Advanced Radio Telecom Corp. as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies to vote as designated below on the matter specified below, as described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged. All proxies heretofore given by the undersigned in respect of the Annual Meeting are hereby revoked.

     UNLESS OTHERWISE SPECIFIED IN THE BOXES ON THE REVERSE SIDE HEREOF OR BY NOTING THE EXCEPTION NOMINEE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE ACQUISITION AND ISSUANCE OF SHARES DESCRIBED IN THE PROXY STATEMENT AND THE ELECTION OF BOTH NOMINEES FOR DIRECTORS AND IN THE DISCRETION OF THE NAMED PROXIES AS SEEMS IN THEIR JUDGMENT ADVISABLE AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

-------------                                               -------------
 SEE REVERSE    CONTINUED AND TO BE SIGNED ON REVERSE SIDE   SEE REVERSE
    SIDE                                                         SIDE
-------------                                               -------------

---------------------------------------------         ---------------------------------------------
 VOTE BY TELEPHONE                                     VOTE BY INTERNET
---------------------------------------------         ---------------------------------------------
It's fast, convenient, and immediate!                 It's fast, convenient, and your vote
Call Toll-Free on a Touch-Tone Phone                  is immediately confirmed
1-877-PRX-VOTE (1-877-779-8693).                      and posted.

FOLLOW THESE FOUR EASY STEPS:                         FOLLOW THESE FOUR EASY STEPS:

1.  READ THE ACCOMPANYING PROXY                       1.  READ THE ACCOMPANYING PROXY
    STATEMENT/PROSPECTUS AND PROXY CARD.                  STATEMENT/PROSPECTUS AND PROXY CARD.

2.  CALL THE TOLL-FREE NUMBER                         2.  GO TO THE WEBSITE
    1-877-PRX-VOTE (1-877-779-8693).  FOR                 HTTP://WWW.EPROXYVOTE.COM/ARTT
    SHAREHOLDERS RESIDING OUTSIDE THE UNITED
    STATES CALL COLLECT ON A TOUCH-TONE PHONE         3.  ENTER YOUR 14-DIGIT VOTER CONTROL
    1-201-536-8073.                                       NUMBER LOCATED ON YOUR PROXY CARD
                                                          ABOVE YOUR NAME.
3.  ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER
    LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.       4.  FOLLOW THE INSTRUCTIONS PROVIDED.

4.  FOLLOW THE RECORDED INSTRUCTIONS.

YOUR VOTE IS IMPORTANT!                               YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!                          Go to HTTP://WWW.EPROXYVOTE.COM/ARTT
                                                      anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET



                                  DETACH HERE


[X]     PLEASE MARK VOTES AS IN THIS EXAMPLE.

                                       FOR   AGAINST   ABSTAIN
1.  Approval of the acquisition        [_]     [_]       [_]          2.  Election of Directors.
    and issuance of shares                                                Nominees:  (01) Marc Weisberg and (02) Alan Z. Senter
    described in the proxy statement.
                                                                           FOR                                WITHHELD
                                                                       BOTH NOMINEES     [_]            [_]   FROM BOTH
                                                                                                              NOMINEES

                                                                       [_]        ________________________________________
                                                                                  For both nominees except as noted above

                                                                       PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY,
                                                                       USING THE ENCLOSED ENVELOPE.

                                                                       [_]   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

                                                                       Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian,
                                                                       please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature:_______________________________  Date:________               Signature:____________________________  Date:__________